Exhibit 10.18

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of August 13, 2024, is entered into by and between Ategrity Specialty Holdings LLC, a Delaware limited liability company (the “Company”) and Neelam Patel (the “Executive”).

The parties hereto agree as follows:

Article 1

DEFINITIONS

Section 1.01      Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Accounting Firm” has the meaning set forth in Section 12.10(b).

“Affiliate” means any Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with the Company. For purposes hereof, (a) “Control” means the ownership, directly or indirectly, of (i) in the case of a corporation, Voting Securities (as defined below) representing 50% or more of the total voting power or value of all the then outstanding Voting Securities of such corporation or (ii) in the case of a partnership, limited liability company, association or other business entity (“Business Entity”), 50% or more of the partnership or other similar ownership interest of such Business Entity; and (b) “Voting Security” means any security of a corporation which carries the right to vote generally in the election of directors. For purposes of the definition of “Control,” (x) a Person will be deemed to have a 50% or more ownership interest in a Business Entity if such Person is allocated 50% or more of Business Entity gains or losses or controls the managing director or member or general partner of such Business Entity; and (y) “Controlling” and “Controlled” have meanings correlative thereto.

“Base Salary” has the meaning set forth in Section 4.01.

“Board” means the Board of Managers of the Company.

“Cause” means (a) theft, embezzlement, dishonesty, fraud or breach of fiduciary duty by the Executive with respect to the Company or its Affiliates; (b) willful misconduct or gross negligence in the performance of the Executive’s duties; (c) the commission by the Executive of any felony or any crime involving moral turpitude; (d) violation of any applicable local, state or federal law or regulation affecting the Company in any material respect, as determined by the Company and the Board; (e) willful or prolonged absence from work by the Executive (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by the Executive to perform her duties and responsibilities without the same being corrected within ten (10) days after being given written notice thereof; (f) continued and habitual use of alcohol by the Executive to an extent which impairs the Executive’s performance of her duties; (g) the Executive’s use of illegal drugs; or (h) a material breach by the Executive of this Agreement or the Company’s code of conduct or other similar written policy. Cause shall not exist with respect to items (b), (e), (f) or (g) unless and until Executive has been given written notice specifying in detail the circumstances giving rise to the alleged cause.

“Code” has the meaning set forth in Section 12.09.

“Commencement Date” means September 3, 2024, or such earlier or later date as the parties may otherwise agree in writing.

“Confidential Information” means information of the Company or its affiliates, whether in graphic, written, electronic or oral form, including without limitation information relating to the Company’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements relating to any of the foregoing, or to the Company’s suppliers, customers or business partners. Confidential Information may be identified at the time of disclosure as confidential or proprietary or information which by its context would reasonably be deemed to be confidential or proprietary. “Confidential Information” may also include, without limitation, business and financial information, including without limitation, purchasing, procurement, manufacturing, customer lists, information relating to investors, employees, business and contractual relationships, business forecasts, sales and merchandising, business and marketing plans, product plans, and business strategies, including without limitation information the Company provides regarding third parties, such as, but not limited to, suppliers, customers, employees, investors, or vendors; and any other information, to the extent such information contains, reflects or is based upon any of the foregoing Confidential Information. “Confidential Information” may also include information of a third party that is disclosed to the Executive by the Company or such third party at the Company’s direction.

“Date of Termination” has the meaning set forth in Section 5.06.

“Employment Period” has the meaning set forth in Section 2.01.

“Intellectual Property” has the meaning set forth in Section 7.01.

“Notice of Termination” has the meaning set forth in Section 5.05.

“Nonsolicitation Period” has the meaning set forth in Section 9.02.

“Permanent Disability” means those circumstances where the Executive is unable to continue to perform the usual customary duties of her assigned job or as otherwise assigned in accordance with the provisions of this Agreement for a period of six (6) months in any twelve (12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Any questions as to the existence of a Permanent Disability shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Reimbursable Expenses” has the meaning set forth in Section 4.04.

“Severance Amount” has the meaning set forth in Section 5.02.

“Target Amount” has the meaning set forth in Section 4.02.

Article 2

EMPLOYMENT

Section 2.01      Employment. The Company shall employ the Executive, and the Executive shall accept employment with the Company, for the period beginning on the Commencement Date and ending as provided in Section 5.01 (the “Employment Period”).

Article 3

POSITION AND DUTIES

Section 3.01      Position and Duties. During the Employment Period, the Executive shall serve as Chief Financial Officer of the Company. The Executive shall have such responsibilities, powers and duties as may from time to time be prescribed by the Board; provided that such responsibilities and duties are substantially consistent with those customarily assigned to individuals serving in comparable positions at comparable companies or are reasonably required by the conduct of the business of the Company. During the Employment Period, the Executive shall devote substantially all of her working time and efforts to the business and affairs of the Company. The Executive may serve as a director, trustee or officer of not-for-profit corporations and entities, including without limitation charitable organizations, and may serve as a director, trustee or officer of other corporations and entities or engage in other outside activities to the extent that such activities do not conflict with the business of the Company and its Affiliates with the prior written approval of the Board. During the Employment Term, Executive shall perform her responsibilities and duties remotely at a location of her discretion in the Tri-State Area; provided, however, that Executive shall work from the Company’s offices in New York, New York from time to time as requested by the Chief Executive Officer.

Article 4

BASE SALARY AND BENEFITS

Section 4.01      Base Salary. During the Employment Period, the Executive’s base salary will be $400,000 per annum (the “Base Salary”). The Base Salary will be payable bi-weekly.

Section 4.02      Bonuses. In addition to the Base Salary, the Executive shall be eligible to participate in an annual bonus plan on terms set forth from time to time by the Board. The Executive’s target annual bonus will be $500,000 per annum (“Target Amount”). The Executive’s annual bonus shall be based upon the Executive’s individual contribution and the Company’s results. Any annual bonus payable to the Executive shall be paid no later than the date on which annual bonuses are paid to other Company executives, and in no event later than March 15 of the year following the calendar year to which the annual bonus relates. The Executive will also be entitled to a one-time signing bonus of $75,000 (the Signing Bonus) payable within 10 days following the Commencement Date; provided however, if the Executive voluntarily resigns within 180 days of the Commencement Date, the Executive will be required to reimburse the Company the full amount of the Signing Bonus.

Section 4.03      Benefits. In addition to the Base Salary, and any bonuses payable to the Executive pursuant to this Agreement, the Executive shall be entitled to the following benefits during the Employment Period:

(a)            subject to commercial availability on reasonable terms, benefits under any plan or arrangement available generally for the senior executive officers of the Company, as set forth from time to time in the applicable plan documents and as may be amended by the Company from time to time;

(b)            20 vacation days (excluding public holidays) with respect to each calendar year during the term of the Employment Period;

(c)            The Company will recommend to the Board that the Executive be granted (at such time as options are granted to employees of the Company generally) an award of unit options with respect to 1,000,000 units in the Company under the Ategrity Specialty Holdings LLC Equity Incentive Plan (“Plan”), with an exercise price of $1.00 and a 10-year term (the “Option”). The Option exercise price will not be less than the fair market value of Company units on the date of grant, will vest annually over five (5) years from the date of grant, subject to the Executive remaining employed on each applicable vesting date, and will be subject to the terms of the Plan and the applicable option award agreement.

Section 4.04      Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by her in the course of performing her duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Company’s requirements with respect to reporting and documentation of expenses.

Section 4.05      Indemnification; D&O Insurance. The Company shall defend and indemnify the Executive for any claims brought against her arising out of or relating to, directly or indirectly, her employment with the Company to the fullest extent permitted by law, in accordance with the Company by-laws, including following any termination of Executive with respect to her conduct or other circumstances occurring prior to such termination. The Company shall ensure the Executive is covered by the Company’s directors’ and officers’ liability insurance policy (or policies) during the Employment Period and thereafter to the extent such policy (or policies) is maintained and covers other Company directors and officers.

Article 5

TERM AND TERMINATION

Section 5.01      Term. The Employment Period will terminate on the second (2nd) anniversary of the Commencement Date; provided, however, that (a) the Employment Period shall terminate prior to such date upon the Executive’s death or Permanent Disability, and (b) the Employment Period may be terminated by the Company or the Executive for any reason prior to such date. In addition, this Agreement will be automatically extended on the same terms and conditions for successive one-year periods following the original term until either the Company or the Executive, at least sixty (60) days prior to the expiration of the original term or any extended term, shall give written notice of its or her intention not to renew the Agreement.

Section 5.02      Termination without Cause; Termination Due to Death. Except as otherwise provided in Section 12.09, if the Employment Period shall be terminated by the Company pursuant to Section 5.01 without Cause (such terminations are collectively referred to as “Termination without Cause”), the Executive shall be paid solely (except as provided in Section 5.04 below) an amount equal to the sum of (a) six months of the Base Salary (the “Severance Amount”); (b) any awarded but unpaid annual bonus with respect to a calendar year prior to the year of termination; (c) the Executive's target annual bonus with respect to the calendar year of termination, prorated for the number of months served by the Executive in the relevant calendar year and (d) six (6) months of subsidized COBRA coverage, such that the premiums paid for such coverage do not exceed the active employee premiums paid by Executive immediately prior to termination of employment; provided, however, that the Executive’s entitlement to the amounts set forth in this Section 5.02 shall be subject to the Executive’s continued compliance with the provisions of Sections 6.01, 7.01, 8.01, 9.01 and 9.02 and the Executive’s execution and non-revocation of a general release of claims in customary form and reasonably satisfactory to the Company, on or before the date that is thirty (30) days following the Date of Termination, provided that if such 30-day period spans two taxable years, payment will be made in the second taxable year, in accordance with Section 409A of the Code. Subject to Section 12.09 below, such amount will be paid in a number of equal monthly installments equal to the number of months of Base Salary due, the first of which to be paid on the date that is two (2) months following the Date of Termination. In addition, promptly following a Termination without Cause, the Executive shall also be reimbursed for all Reimbursable Expenses incurred by the Executive prior to such Termination without Cause submitted with reasonable documentation in a timely manner in accordance with the Company’s policies. In the event of Executive’s death prior to the expiration of the Employment Period, Executive’s estate shall be entitled the amounts set forth in subsections (b) and (c) above: provided, however, such payments shall be conditioned upon the execution and non-revocation of a general release by Executive’s estate of claims in customary form and reasonably satisfactory to the Company.

Section 5.03      Termination with Cause. If the Employment Period shall terminate due to the Executive’s Permanent Disability or for any other reason other than as set forth in Section 5.02 above (a “Termination with Cause”), the Executive shall be entitled to receive solely her Base Salary and accrued and unpaid vacation and employee benefits earned through the date of termination of employment and reimbursement of all Reimbursable Expenses incurred by the Executive prior to such Termination with Cause submitted with reasonable documentation in a timely manner in accordance with the Company’s policies.

Section 5.04      Benefits. Except as otherwise required by mandatory provisions of law, all of the Executive’s rights to fringe and other benefits under this Agreement or otherwise, if any, will cease upon the termination of the Employment Period.

Section 5.05      Notice of Termination and Opportunity to Cure. Any termination by the Company for Permanent Disability or Cause or without Cause or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the date the termination is to take effect (consistent with the terms of this Agreement), the specific termination provision in this Agreement relied upon and, for a termination for Permanent Disability or for Cause, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated. Upon the delivery of the Notice of Termination for Cause or Permanent Disability, Executive shall have a period of thirty (30) days from and after the receipt by the Executive of a Notice of Termination to cure the circumstances giving rise to the termination; provided such facts and circumstances giving rise to the termination are capable of being cured and do not relate to malfeasance or fraudulent acts of the Executive.

Section 5.06      Date of Termination. “Date of Termination” shall mean (a) if the Employment Period is terminated as a result of a Permanent Disability, five (5) days after a Notice of Termination is given, (b) if the Employment Period is terminated by the Executive, the date specified in the Notice of Termination consistent with the terms hereof which shall be no sooner than sixty (60) days following delivery of such notice (which notice period may be waived by the Company, in which case the Date of Termination will be such earlier date as the Company may determine), (c) if the Employment Period terminates due to expiration of the term of this Agreement, the date the term expires, and (d) if the Employment Period is terminated for any other reason (including for Cause), the date designated by the Company in the Notice of Termination, subject to Section 5.05.

Article 6

CONFIDENTIAL INFORMATION

Section 6.01      Nondisclosure and Nonuse of Confidential Information. The Executive acknowledges the confidential and secret character of Confidential Information, and agrees that the Confidential Information is the sole, exclusive and valuable property of the Company. Accordingly, the Executive will not use at any time during or after the Employment Period any Confidential Information, whether or not such information is developed by her, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties and will not disclose all or any part of the Confidential Information in any form to any third party, either during or after the Employment Period, without the prior written consent of the Company on a case-by-case basis. Under all circumstances and at all times, the Executive will take all appropriate steps to safeguard Confidential Information in her possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands that the Executive’s obligations of nondisclosure with respect to Confidential Information shall not apply to information that the Executive can establish by competent proof (x) was actually in the public domain at the time of disclosure or enters the public domain following disclosure other than as a result of a breach of this Agreement, (y) is already in the Executive’s possession without breach of any obligations of confidentiality at the time of disclosure by the Company as shown by the Executive’s files and records immediately prior to the time of disclosure, or (z) is obtained by the Executive from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality. If the Executive becomes compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose the Confidential Information, the Executive shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. The Executive agrees to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, the Executive shall only disclose that portion of such Confidential Information required to be disclosed, in the opinion of the Executive’s legal counsel. The Executive shall request that confidential treatment be accorded such Confidential Information, where available. Compulsory disclosures made pursuant to this section shall not relieve the Executive of her obligations of confidentiality and non-use with respect to non-compulsory disclosures. The Executive understands that nothing herein is intended to or shall prevent the Executive from (i) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (ii) exercising any rights the Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that the Executive has reason to believe is unlawful. The Executive shall promptly notify the Board or Chief Executive Officer if the Executives learn of any possible unauthorized use or disclosure of Confidential Information and shall cooperate fully with the Company to enforce its rights in such information.

Section 6.02      Defend Trade Secrets Act Notice of Immunity Rights. The Executive acknowledges that the Company has provided the Executive notice of the Executive’s immunity rights under the Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”

Section 6.03      Property of the Company. The Executive acknowledges and agrees that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind, or other tangible or intangible materials which shall come into the Executive’s possession in the course of the Executive’s employment with the Company, relating to any Confidential Information, shall be the sole and exclusive property of the Company and the Executive hereby assigns any rights or interests the Executive may obtain in any of the foregoing to the Company. The Executive further agrees that any property situated on the Company’s data systems or on the Company’s premises and owned by the Company, including without limitation electronic storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.

Article 7

INTELLECTUAL PROPERTY

Section 7.01      Ownership of Intellectual Property. In the event that the Executive as part of her activities on behalf of the Company or its Affiliates generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company or its Affiliates as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and its Affiliates and hereby assigns all right title and interest in and to such Intellectual Property to the Company and its Affiliates. Any copyrightable work prepared in whole or in part by the Executive during the Employment Period will be deemed “a work made for hire” under Section 201(b) of the United States Copyright Act of 1976, as amended, and the Company and its Affiliates will own all of the rights comprised in the copyright therein. The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Company and its Affiliates to protect the interests of the Company and its Affiliates in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company or its Affiliates, whether such requests occur prior to or after termination of Executive’s employment hereunder).

Article 8

DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT

Section 8.01      Delivery of Materials upon Termination of Employment. As requested by the Company, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all property of the Company and its Affiliates in the Executive’s possession or within her control, including, without limitation, all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property), irrespective of the location or form of such property and, if requested by the Company, will provide the Company with written confirmation that all such property has been delivered to the Company.

Article 9

NONCOMPETITION AND NONSOLICITATION

Section 9.01      Noncompetition. The Executive acknowledges that during her employment with the Company, she will become familiar with Confidential Information concerning the Company, its subsidiaries and their respective predecessors, and that her services will be of special, unique and extraordinary value to the Company. The Executive hereby agrees that any time during the Employment Period and for a period of six (6) months after the termination of the Executive’s employment for any reason (including as a result of Executive’s resignation), she will not directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any activity competing with the business of the Company or its Affiliates (which, for reference, as of the date hereof is initially and primarily focused on the excess and surplus lines insurance markets) or its subsidiaries as such business exists as of the Date of Termination, within any geographical area in which the Company or its subsidiaries engage in such business. It shall not be considered a violation of this Section 9.01 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the management or operation of such corporation. The preceding withstanding, in the event of a termination by the Company Without Cause or as a result of Executive’s resignation, the Company shall have the right, in its sole discretion, to reduce the six-month noncompetition period. In the event of such reduction, the Severance Amount due the Executive under Section 5.02 (a) shall be correspondingly reduced to match the actual period of noncompetition period (but shall no event equal less than three (3) months of Base Salary and three (3) months of subsidized COBRA coverage in the event of a termination by the Company Without Cause). In the event of Executive’s resignation, the Company shall have the right, in its sole discretion, to reduce the six-month noncompetition period to zero.

Section 9.02      Nonsolicitation. The Executive acknowledges that during her employment with the Company, she will become familiar with Confidential Information concerning the Company, its Affiliates and their respective predecessors, and that her services will be of special, unique and extraordinary value to the Company. The Executive hereby agrees that (a) during the Employment Period and for a period of twenty four (24) months after the date of termination of employment (the “Nonsolicitation Period”) the Executive will not, directly or indirectly, (i) induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates or (ii) on her own behalf or on behalf of any other Person, hire any employee of the Company or its Affiliates, and (b) during the Nonsolicitation Period, the Executive will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, agent, licensee or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates.

Section 9.03      Enforcement. If a court of competent jurisdiction holds that any provision of the restrictive covenants contained in Section 9.01 or 9.02 (including duration or scope) are unreasonable under circumstances then existing, the parties agree that the maximum duration and scope reasonable under such circumstances will be substituted for the stated duration or scope and that the court will be permitted to revise the restrictions contained in this Article 9 to cover the maximum scope and duration permitted by law.

Article 10

EQUITABLE RELIEF

Section 10.01    Equitable Relief. The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by her of any of her covenants and agreements with the Company and its Affiliates contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02 could cause irreparable harm to the Company or its Affiliates for which they would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company and its Affiliates may have at law, in the event of an actual or threatened breach by the Executive of her covenants and agreements contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02, the Company and its Affiliates shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

Article 11

EXECUTIVE REPRESENTATIONS

Section 11.01    Executive Representations. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which she is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other Person that affects her right or ability to perform the duties contemplated by this Agreement, (c) the Executive did not, while working for any employer other than the Company: solicit her fellow employees to leave their employment and work with her at the Company; or solicit clients, or potential clients, of such employer, for the Company; or take any type of information that is proprietary information of such employer, and (d) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

Article 12

MISCELLANEOUS

Section 12.01    Remedies. The Company will have all rights and remedies set forth in this Agreement, all rights and remedies which the Company has been granted at any time under any other agreement or contract and all of the rights which the Company has under any law. The Company will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.

Section 12.02    Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

Section 12.03    Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; provided that the Executive may not assign her rights or delegate her obligations under this Agreement without the written consent of the Company.

Section 12.04    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 12.05    Counterparts. This Agreement may be executed simultaneously in two counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

Section 12.06    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 12.07    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be delivered personally by hand, by electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested, or by overnight courier service (charges prepaid). Communications delivered personally by hand shall be deemed received on the date when delivered personally to the recipient; communications sent by electronic means shall be deemed received one (1) business day after the sending thereof; communications sent by registered or certified mail shall be deemed received four (4) business days after the sending thereof; and communications delivered by overnight courier shall be deemed received one (1) business day after the date when sent to the recipient. Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive:
Neelam Patel
[***]

If to the Company:	Ategrity Specialty Holdings LLC
9 West 57th Street, 33rd Floor
New York, NY 10019
Attn: Justin Cohen

With a copy to:	Zimmer Financial Services Group LLC
9 West 57th St., 33rd Floor
New York, NY 10019
Attn: Barbara Burger

And:	Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attn: Gary Boss

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

Section 12.08    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Section 12.09    Section 409A. It is intended that this Agreement will comply with Section 409A and Section 457A of the Internal Revenue Code of 1986, as amended (the “Code”) (and any regulations and guidelines issued thereunder), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A or Section 457A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 12.09 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A and Section 457A of the Code.

Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of her “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account the applicable provisions of Treasury Regulation Section 1.409A-1(b)(9)(iii)), the portion, if any, of such payment so required to be delayed shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of her “separation from service” or (ii) the date of her death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code. In no case will compliance with this Section by the Company constitute a breach of the Company’s obligations under this Agreement. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Section 12.10    Excess Parachute Payments.

(a)       Notwithstanding any other provision of this Agreement, in the event that the amount of payments or other benefits payable to the Executive under this Agreement (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Company or one of its Affiliates, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), the payments under Section 5.02 of this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to the Executive resulting from the receipt of such payments with such reduction.

(b)      All determinations required to be made under this Section 12.10, including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting, financial services or other professional services firm or other Person designated by the Company (the “Accounting Firm”) which shall provide supporting calculations both to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company. Absent manifest error, all determinations made by the Accounting Firm under this Section 12.10 shall be final and binding upon the Company and the Executive.

Section 12.11    No Third-Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than the Company and its Affiliates, the Executive and their respective heirs, executors, successors and assigns.

Section 12.12    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

Section 12.13    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means including without limitation and is intended by the parties to be by way of example rather than limitation.

Section 12.14    Survival. Sections 5.02, 6.01, 7.01, 8.01 and Articles 9, 10, 11 and 12 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

Section 12.15    GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF ARIZONA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

Section 12.16    Jurisdiction. The parties agree to the nonexclusive jurisdiction of the federal and state courts situated in New York, New York, for the resolution of any dispute excluded from mandatory arbitration under Section 12.17.

Section 12.17    Arbitration. Except as excluded herein below, any controversy, dispute or claim arising out of or relating to this Agreement, or breach thereof, or the Executive’s employment with or termination of employment from the Company (each, a “Covered Claim”) shall be resolved by final and binding arbitration administered by JAMS. The arbitration shall be conducted by a single, neutral arbitrator, pursuant to JAMS’s Employment Arbitration Rules & Procedures, available at https://www.jamsadr.com/rules-employment-arbitration/English, as in effect at the time of the initiation of arbitration, which the Company will provide to the Executive upon reasonable request, in New York, New York. Notwithstanding anything in this Agreement to the contrary, the arbitration provisions of this Agreement shall be governed by and enforceable pursuant to the Federal Arbitration Act, and, in all other respects, the arbitrator shall apply the substantive laws of Arizona or applicable Federal law, with the same statutes of limitation and available remedies that would apply if the claims were brought in a court of law of competent jurisdiction. The costs unique to arbitration, including the arbitration administrative fees, arbitrator compensation and expenses, and any costs of any witnesses call by the arbitrator, that would not be incurred in a court proceeding shall be borne by the Company. Unless otherwise ordered by the arbitrator under applicable law, the Company and the Executive shall each bear its, their, his, or her own expenses, such as expert witness fees, filing fees, and attorneys’ fees and costs. Nothing herein shall prevent the Company or the Executive from seeking a statutory award of reasonable attorneys’ fees and costs under applicable law. THE COMPANY AND THE EXECUTIVE RECOGNIZE THAT, BY AGREEING TO ARBITRATE THEIR DISPUTES, EACH WAIVE ITS, THEIR, HIS, OR HER RIGHT TO A TRIAL BY JURY OF ANY COVERED CLAIM. THE COMPANY AND THE EXECUTIVE WAIVE ITS, THEIR, HIS, OR HER RIGHT TO BRING ANY COVERED CLAIM AS PART OF OR IN CONNECTION WITH A CLASS OR COLLECTIVE ACTION. Notwithstanding the foregoing, this Section shall not preclude either party from seeking a temporary restraining order or a preliminary injunction from a court of competent jurisdiction if such relief is not available in a timely fashion through arbitration. Further, this arbitration agreement shall not apply to: (a) claims for unemployment and workers’ compensation benefits; (b) sexual harassment and sexual assault disputes arising under federal, state, local, or tribal law, unless the Executive elects to arbitrate such disputes; (c) claims arising under the National Labor Relations Act or which are brought before the National Labor Relations Board; (d) claims brought before the Equal Employment Opportunity Commission or similar state or local agency, if the Executive is required to exhaust the Executive’s administrative remedies; provided, that any appeal from an award or denial of an award by any such agency or any further action upon receipt of a right-to-sue letter shall be arbitrated pursuant to the terms of this Agreement; and (e) any other claim, which by law cannot be subject to mandatory arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ATEGRITY SPECIALTY HOLDINGS LLC

By:	/s/ Justin Cohen
Printed Name: Justin Cohen
Title: Chief Executive Officer

/s/ Neelam Patel
Name: Neelam Patel

[Signature Page to Patel Employment Agreement]